Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Full Fiscal Year 2019 Financial Results

Fourth Quarter Fiscal 2019 Highlights:

  Revenue $182.1 million, down 0.9% from prior year quarter, up 0.4% constant currency
  Gross margin $73.0 million, up 3.6% from prior year quarter
  Gross margin percentage of 40.1%, an improvement of 180 basis points from prior year quarter
  SG&A as a percent of revenue of 31.2%, an improvement of 80 basis points from prior year quarter
  Diluted earnings per common share increased to $0.29 compared $0.12 in prior year quarter, an improvement of 142%
  Pretax income increased to $13.4 million from $8.9 million in prior year quarter
  Net income increased to $9.4 million from $4.0 million in prior year quarter
  Adjusted EBITDA increased to $17.5 million from $13.1 million in prior year quarter
  Cash dividends declared of $0.13 per share

Full Fiscal Year 2019 Highlights:

  Revenue $729.0 million, up 11.4% from prior year and up 12.4% constant currency
  Gross margin $282.4 million, up 14.8% from prior year
  Gross margin percentage of 38.7%, an improvement of 110 basis points from prior year
  SG&A as a percent of revenue of 30.7%, an improvement of 130 basis points from prior year
  Diluted earnings per common share increased to $0.98 compared to $0.60 in prior year, an improvement of 63%
  Pretax income increased to $48.0 million from $28.9 million in prior year
  Net income increased to $31.5 million from $18.8 million in prior year
  Adjusted EBITDA increased to $64.6 million from $43.0 million in prior year
  Cash dividends declared of $0.52 per share

IRVINE, Calif.--(BUSINESS WIRE)--July 18, 2019--Resources Connection, Inc. (Nasdaq: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the fourth quarter and year ended May 25, 2019.

Management Commentary

“We are very pleased by the results we delivered in fiscal year 2019,” said Kate W. Duchene, chief executive officer of RGP. “We returned the company to real growth, we improved profitability substantially and we implemented a new organizational structure allowing us to better respond to our global clients.” Ms. Duchene added: “With this progress, we also believe there is greater opportunity ahead. As we have set forth previously, we are working to shift our mix of business to deliver high value project solutions that our clients are requesting from us. We will continue to leverage richer data to enhance decision making and prioritize deployment of resources towards high-potential opportunities including digital innovation.”

RESOURCES CONNECTION, INC. SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except percentages and per share amounts)

	Three Months Ended			For the Years Ended
	May 25,	February 23,	May 26,	May 25,	May 26,
	2019	2019	2018	2019	2018
As reported (GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
North America	$146,988	$146,817	$148,524	$593,799	$524,872
Asia Pacific	13,559	11,770	11,821	48,845	44,552
Europe	21,597	20,911	23,446	86,355	84,705
Total revenue	$182,144	$179,498	$183,791	$728,999	$654,129

Gross margin	$72,956	$67,911	$70,428	$282,439	$246,055
Selling, general and administrative expenses	$56,890	$55,587	$58,861	$223,802	$209,042
Income before provision for income taxes	$13,411	$9,618	$8,927	$47,969	$28,889
Net Income	$9,369	$5,796	$3,981	$31,470	$18,826

Effective tax rate	30%	40%	55%	34%	35%

Diluted EPS	$0.29	$0.18	$0.12	$0.98	$0.60
Cash dividends:
Per common share	$0.13	$0.13	$0.12	$0.52	$0.48
Total cash dividends paid	$4,147	$4,124	$3,760	$16,158	$14,269

		Three Months Ended		For the Years Ended
		May 25,	May 26,	May 25,	May 26,
		2019 (1)	2018 (1)	2019 (1)	2018 (1)
As adjusted (non-GAAP)		(Unaudited)		(Unaudited)
Constant currency revenue
North America		$147,092	148,524	$594,601	524,872
Asia Pacific		14,160	11,821	50,202	44,552
Europe		23,301	23,446	90,140	84,705
Total constant currency revenue		$184,553	$183,791	$734,943	$654,129

Cash tax rate		28%	41%	31%	39%
Adjusted net income		$9,621	$5,261	$33,209	$17,527
Adjusted diluted EPS		$0.29	$0.16	$1.03	$0.56
Adjusted EBITDA		$17,461	$13,101	$64,617	$43,046
________
(1) Revenue for the three months and year ended May 25, 2019 are measured on a constant currency basis while the comparable revenue for the three months and year ended May 26, 2018 are measured under GAAP. Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

Fourth Quarter Fiscal 2019

Revenue for the fourth quarter decreased 0.9% from the fourth quarter of fiscal year 2018 and increased 1.5% from the third quarter of fiscal year 2019. On a constant currency basis, revenue for the fourth quarter increased 0.4% from the fourth quarter of fiscal year 2018. Exchange rate fluctuations did not have a material impact on the fourth quarter revenue when compared to the sequential quarter. The increase in revenue from the sequential quarter was expected as the third quarter of fiscal year 2019 included the Christmas, New Year’s and Chinese New Year’s holidays.

Gross margin for the fourth quarter was 40.1%, increasing 180 basis points from the fourth quarter of fiscal year 2018, and increasing 230 basis points sequentially. The year-over-year increase is related primarily to an improved bill pay ratio, driven by internal initiatives to improve pricing, as well as lower payroll taxes and business expenses. The sequential quarter increase is primarily due to an improved bill pay ratio and lower costs in the Company’s self-insured medical program.

SG&A was 31.2% of revenue for the fourth quarter of fiscal year 2019 compared to 32.0% and 31.0% of revenue in the fourth quarter of fiscal year 2018 and in the third quarter of fiscal year 2019, respectively. The year-over-year percentage improvement relates to lower severance, acquisition, transformation and integration costs, partially offset by higher payroll and benefits due to an increase in headcount to support revenue growth, including approximately $0.5 million of compensation benefits related to the loan forgiveness of our recently appointed Chief Operating Officer.

The Board of Directors approved a $0.13 per share dividend to shareholders in the fourth quarter for $4.1 million (paid in June), compared to a $0.12 per share dividend for $3.8 million in the prior year fourth quarter. Company share buybacks in the fourth quarter totaled approximately 484,000 shares for $7.6 million, with $90.1 million remaining for future common stock purchases as of May 25, 2019.

Full Fiscal Year 2019

Revenue increased 11.4% in fiscal year 2019 compared to fiscal year 2018. On a constant currency basis, revenue in fiscal year 2019 increased 12.4% from fiscal year 2018. The increase in revenue is primarily attributable to the full year impact of our acquisitions of Accretive and taskforce, which were completed during the December and September quarters of fiscal year 2018, respectively.

Gross margin for fiscal year 2019 was 38.7%, increasing 110 basis points from fiscal year 2018. The year-over-year increase is related primarily to an improved bill pay ratio, driven by internal initiatives to improve pricing, and lower costs in the Company’s self-insured medical program.

SG&A improved as a percentage of revenue to 30.7% in fiscal year 2019 from 32.0% in fiscal year 2018 as a result of our continued efforts in leveraging our SG&A expenses and realizing cost synergies in the core business with our past acquisitions.

On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S., which lowered the U.S. statutory federal tax rate from 35% to 21% effective January 1, 2018. The effective tax rate of 34% for fiscal year 2019 reflected the lower U.S. federal statutory rate of 21% compared to fiscal year 2018 which had a blended rate of approximately 29%. During fiscal year 2018, the Company reported amounts related to the impact of U.S. federal tax reform, including a tax benefit of $0.8 million due to re-measurement of U.S. deferred tax assets and liabilities at the reduced rates. The year ended May 26, 2018 also includes the reversal of approximately $2.4 million of valuation allowances on the deferred tax assets of certain foreign entities.

For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

Dividends paid during fiscal year 2019 were $16.2 million compared to $14.3 million in the prior year. Company share buybacks during fiscal year 2019 were approximately 1.8 million shares totaling $29.9 million.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, July 18, 2019. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 25, 2019 at 855-859-2056. The conference ID number for the replay is 9032939. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of Business Transformation, Governance, Risk and Compliance and Technology and Digital Innovation. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients, consultants and partners’ success.

RGP was founded in 1996 to help finance executives with operational needs and special projects created by workforce gaps. Our first-to-market, agile human capital model disrupted the professional services industry at a time when traditional talent models prevailed. Today’s new ecosystem for work embraces our founding principle – quickly align the right resource for the work at hand with a premium placed on value, efficiency and ease of use.

Our pioneering approach to workforce strategy uniquely positions us to support our clients on their transformation journeys. With more than 3,800 professionals, we annually engage with over 2,400 clients around the world from more than 70 practice offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 86 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RECN-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expectations for growth and future opportunities, financial performance and the impact of our strategic initiatives. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The following are the Company’s non-GAAP measures:

  Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense and plus or minus contingent consideration adjustments.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act in the U.S., and non-cash impact of valuation allowances on international deferred tax assets.
  Adjusted provision for income taxes, adjusted net income and adjusted diluted earnings per common share were calculated based on the Company's cash tax rates, which exclude the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act, and non-cash tax impact of valuation allowances on international deferred tax assets.

We believe that constant currency revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted provision for income taxes, Adjusted net income, and Adjusted diluted earnings per common share, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. Constant currency revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per common share are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures, as well as the Adjusted provision for income taxes and cash tax rate should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	May 25,	May 26,	May 25,	May 26,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenue	$182,144	$183,791	$728,999	$654,129
Direct cost of services	109,188	113,363	446,560	408,074
Gross margin	72,956	70,428	282,439	246,055
Selling, general and administrative expenses	56,890	58,861	223,802	209,042
Operating income before amortization and depreciation	16,066	11,567	58,637	37,013
Amortization of intangible assets	944	972	3,799	2,298
Depreciation expense	1,250	1,115	4,679	4,091
Operating income	13,872	9,480	50,159	30,624
Interest expense	461	553	2,190	1,735
Income before provision for income taxes	13,411	8,927	47,969	28,889
Provision for income taxes	4,042	4,946	16,499	10,063
Net income	$9,369	$3,981	$31,470	$18,826
Net income per common share:
Basic	$0.30	$0.13	$1.00	$0.61
Diluted	$0.29	$0.12	$0.98	$0.60
Weighted average common shares outstanding:
Basic	31,663	31,545	31,596	30,741
Diluted	32,177	32,137	32,207	31,210
Cash dividends declared per common share	$0.13	$0.12	$0.52	$0.48

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

Adjusted EBITDA
	Three Months Ended		For the Years Ended
	May 25,	May 26,	May 25,	May 26,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Net income	$9,369	$3,981	$31,470	$18,826
Adjustments:
Amortization of intangible assets	944	972	3,799	2,298
Depreciation expense	1,250	1,115	4,679	4,091
Interest expense	461	553	2,190	1,735
Provision for income taxes	4,042	4,946	16,499	10,063
Stock-based compensation expense	1,609	1,534	6,570	6,033
Contingent consideration adjustment	(214)	-	(590)	-
Adjusted EBITDA	$17,461	$13,101	$64,617	$43,046
Revenue	$182,144	$183,791	$728,999	$654,129
Adjusted EBITDA Margin	9.6%	7.1%	8.9%	6.6%

Adjusted Provision for Income Taxes, Annual Cash Tax Rate, Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended		For the Years Ended
	May 25,	May 26,	May 25,	May 26,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Provision for income taxes	$4,042	$4,946	$16,499	$10,063
Effect of non-cash tax items:
Stock-based compensation expense	(76)	(904)	(937)	(1,122)
Valuation allowance on international deferred tax assets	(101)	(350)	(657)	1,683
Other non-cash tax items	(75)	(26)	(145)	738
Adjusted provision for income taxes	$3,790	$3,666	$14,760	$11,362

Effective tax rate	30%	55%	34%	35%
Total effect of non-cash tax items on effective tax rate	(2%)	(14%)	(3%)	4%
Annual cash tax rate	28%	41%	31%	39%

Net income	$9,369	$3,981	$31,470	$18,826
Total effect of non-cash tax items on net income	252	1,280	1,739	(1,299)
Adjusted net income	$9,621	$5,261	$33,209	$17,527

Diluted earnings per common share	$0.29	$0.12	$0.98	$0.60
Effect of non-cash tax items on diluted earnings per common share	-	0.04	0.05	(0.04)
Adjusted diluted earnings per common share	$0.29	$0.16	$1.03	$0.56

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	May 25,	May 26,
SELECTED BALANCE SHEET INFORMATION:	2019	2018
	(Unaudited)

Cash and cash equivalents	$43,045	$56,470
Accounts receivable, less allowances	$133,304	$130,452
Total assets	$428,370	$432,674
Current liabilities	$91,416	$94,524
Total stockholders’ equity	$282,396	$268,825

	For the Years Ended
	May 25,	May 26,
SELECTED CASH FLOW INFORMATION:	2019	2018
	(Unaudited)

Cash flow -- operating activities	$43,621	$15,370
Cash flow -- investing activities	$(12,877)	$(25,666)
Cash flow -- financing activities	$(43,601)	$3,474

	May 25,	May 26,
SELECTED OTHER INFORMATION:	2019	2018
Consultant headcount, end of period	2,965	3,247
Average bill rate, fourth quarter	$124	$124
Average pay rate, fourth quarter	$62	$64
Average bill rate (constant currency-Q4 18), fourth quarter	$126	--
Average pay rate (constant currency-Q4 18), fourth quarter	$63	--
Common shares outstanding, end of period	31,588	31,614

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com